Exhibit 21.1

List of Subsidiaries of the Registrant

Subsidiaries	Place of Incorporation
Quantum Arts Co., Limited	Hong Kong
Hongkong Stellar Wisdom Co., Limited	Hong Kong
DarkIris Digital Technology (Xiamen) Co., Ltd	Xiamen, People’s Republic of China